Exhibit 99.2

Contact:    Roger Hopkins, Chief Accounting Officer
Phone:         615-890-9100

NHI Closes $154.5 Million Loan Commitment to Entrance-Fee Senior Housing Community

MURFREESBORO, Tenn - (February 10, 2015) - National Health Investors (NYSE: NHI) announced today it has finalized a previously disclosed agreement to lend up to $154.5 million to recapitalize and finance the expansion of Timber Ridge at Talus, an entrance-fee senior living community in Issaquah, Washington.

Serving the greater Seattle area, Timber Ridge at Talus is currently 95% occupied and the new expansion is over 80% presold. The existing campus was built in 2008 and has 184 independent living apartments and 36 transitional care beds. Expansion construction is expected to begin upon closing and to add 145 independent living apartments, 26 assisted living/memory care apartments and 9 transitional care beds, in addition to a swimming pool, dining room, fitness center and other amenities. For more information about the community, visit: http://www.timberridgelcs.com/.

“This Class A community is managed by Life Care Services, a Life Care Companies subsidiary which is one of the most respected, experienced and largest operators of continuing care retirement communities. NHI is thrilled with the opportunity to make this high quality investment which is representative of our desire to partner with best-in-class operators,” said Justin Hutchens, NHI’s CEO and President.

The borrower is a joint venture between Westminster Capital and Life Care Holdings, LLC . The loan is divided into two notes under one master credit agreement. The $60 million senior loan (Note A) has a 10-year maturity and 6.75% interest rate that escalates 10 basis points per year after the third year of the loan. The $94.5 million construction loan (Note B) has a 5-year maturity and an 8% interest rate.

NHI funded an initial amount of $33.1 million on Note A at closing, and the remaining loan commitment is expected to be funded over the next 20 months. This loan was funded from borrowings on NHI’s revolving credit facility.

About NHI
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.

About LCS
Based in Des Moines, Iowa, and established in 1971, LCS is a leading provider of high-quality senior lifestyle products and services. The LCS Family of Companies provide development, management, marketing and sales, and strategic planning for continuing care retirement communities (CCRCs), stand-alone assisted living, memory care, and rental communities nationwide. The company also provides in-home care, insurance, and national purchasing consulting services. The companies of LCS serve thousands of seniors across the nation. LCS is an equal opportunity employer hiring skilled and professional employees to better serve the customer. For more information, visit LCSnet.com.

About Westminster Capital
Westminster Capital is a deeply experienced real estate investment management firm on behalf of private wealth capital. Founded in 1988, the firm is located in Lake Forest, Illinois. Private client work includes investment partnerships and separate accounts deploying approximately $700 million of investor capital. Westminster Capital maintains substantial commercial property investments throughout the United States. For more information visit, www.WestminsterCapitalLLC.com.